Exhibit 99.1

Context Therapeutics Appoints Dr. Karen Smith and Dr. Luke Walker to Board of Directors

The appointments of Dr. Karen Smith and Dr. Luke Walker to the Board bring extensive operational and clinical development experience to support corporate and pipeline strategy

PHILADELPHIA, PA— September 4, 2024—Context Therapeutics Inc. (“Context” or the “Company”) (Nasdaq: CNTX), a biopharmaceutical company advancing medicines for solid tumors, today announced the appointments of Karen Smith, MD, PhD, MBA, LLM and Luke Walker, MD, to its Board of Directors.
“Karen and Luke’s vast experience and proven leadership in the biopharmaceutical industry are tremendous assets for Context at this pivotal stage of our growth," said Martin Lehr, CEO of Context Therapeutics. “Karen’s extensive oncology drug development, regulatory, and strategy experience will be invaluable as Context continues to advance its pipeline. Luke brings an extensive track record in oncology drug development, including recent experience developing T cell engaging bispecific antibodies.”
Mr. Lehr continued, “These additions supplement our ongoing effort to build Context into a leading oncology company and advance potential best-in-class T cell engaging bispecifics.”
Dr. Karen Smith is a biopharmaceutical thought leader with over 20 years of experience bringing drugs into the clinic and through commercialization. She has been a key contributor to the successful development of multiple approved products in several therapeutic areas, including oncology (Herceptin, Vyxeos), rare disease (Defitelio), cardiology (Irbesartan), dermatology (Voluma, Botox), neuroscience (Abilify) and anti-infectives (Teflaro). Previously, she was Global Head of Research & Development and Chief Medical Officer of Jazz Pharmaceuticals. Earlier in her career, Dr. Smith held senior leadership roles at Allergan, AstraZeneca, and Bristol Myers Squibb. Previously, Dr. Smith served on the Board of Directors of Antares Pharma (acquired by Halozyme for $960 million), Acceleron Pharma (acquired by Merck for $11.5 billion), Mariana Oncology (acquired by Novartis for $1 billion upfront), and Sucampo Pharmaceuticals (acquired by Mallinckrodt for $1.2 billion). Dr. Smith currently serves on the Board of Directors of Aurinia Pharmaceuticals, Capstan Therapeutics, Sangamo Therapeutics, and Skye Bioscience.
Dr. Luke Walker has more than 20 years of clinical development experience as both an executive and board member. Most recently, he was the Chief Medical Officer of Harpoon Therapeutics, an oncology-focused biopharmaceutical company where he was responsible for oversight of all aspects of clinical development programs using Harpoon’s TriTAC T-cell engager platform, which was acquired by Merck in 2024 for $680 million. Previously, Dr. Walker was Vice President of Clinical Development at Seagen, where he was the global development lead for Tukysa (tucatinib) through the program’s successful completion of a pivotal registrational trial and successful regulatory approvals. Earlier, Dr. Walker was Senior Vice President of Clinical Development at Cascadian Therapeutics, which was acquired by Seagen in 2018 for $614 million. Dr. Walker began his career as a practicing medical oncologist and hematologist at Providence Regional Medical Center and with the Everett Clinic. Dr. Walker currently serves on the Board of Directors of Zentalis Pharmaceuticals.

About Context Therapeutics®
Context Therapeutics Inc. (Nasdaq: CNTX) is a biopharmaceutical company advancing medicines for solid tumors. The Company is building an innovative portfolio of clinical-stage T cell engaging bispecific therapeutics, including CTIM-76, a Claudin 6 (CLDN6) x CD3 bispecific antibody, and CT-95, a Mesothelin (MSLN) x CD3 bispecific antibody. Context is headquartered in Philadelphia. For more information, please visit www.contexttherapeutics.com or follow the Company on X (formerly Twitter) and LinkedIn.
Forward-looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “look forward,” “plan,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are forward-looking statements. These include, without limitation, statements regarding (i) the ability of the new appointments to support the Company and the advancement of its product candidates; (ii) the ability of the Company to become a leading oncology company; (iii) the potential benefits, characteristics, safety and side effect profile of our product candidates, (iv) the ability of our product candidates to have benefits, characteristics, manufacturability, and a side effect profile that is differentiated and/or better than third party product candidates, (v) the likelihood data will support future development of our product candidates, and (vi) the likelihood of obtaining regulatory approval for our product candidates. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we therefore cannot assure you that our plans, intentions, expectations, or strategies will be attained or achieved. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events, or circumstances or otherwise.

Investor Relations Contact:
Jennifer Minai-Azary
Context Therapeutics
IR@contexttherapeutics.com